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                                                                    Exhibit 99.B

PetroFina S.A.                                                February 25, 1997
Public Relations & Communication

                                 Press release


During a special meeting held on the 25th February 1997, the Board of Directors of PetroFina took the following decisions:

1. To propose to the Board of Directors of its American subsidiary Fina, Inc., a negotiated merger pursuant to which PetroFina would hold, directly or indirectly, 100% of the shares of Fina, Inc. Today, PetroFina and its affiliates hold approximately 85.4% of the shares of Fina, Inc.

2. To propose that the shareholders of Fina, Inc. would receive an amount of US$ 60 per share. Based on the current number of shares outstanding, the value of the transaction will be approximately US$ 266 million or 9.2 billion BEF. The terms of the proposed merger will be negotiated with independent directors of Fina, Inc. including whether Fina shareholders would receive PetroFina shares, or cash, or an option of either.

3. The Board of PetroFina has declared its intention to seek a listing of its shares on The New York Stock Exchange.

PetroFina would be the first Belgian Company listed on the New York Stock Exchange. PetroFina shares are also traded on the Brussels Stock Exchange as well as in London and other European financial centres. PetroFina's presence on The New York Stock Exchange would give it improved access to capital markets in the United States.

To the extent PetroFina shares are issued as a result of the proposed merger, the Board of PetroFina is prepared to convene, at the appropriate time, a general meeting of the shareholders with a view to seeking their authorisation to repurchase PetroFina shares to avoid an aggregate increase in the number of outstanding shares.

PetroFina S.A., is the parent company of a world-wide integrated oil and petrochemical group, headquartered in Brussels and employing 14,000 people in 50 countries. The group's 1996 consolidated net income (excluding minority interests) has been estimated as 16.0 billion BEF under Belgian accounting principles (approximately US$ 470 millions), or 690 BEF per share, an increase of 38 percent over 1995. Apart from those of its U.S. affiliate, PetroFina's major refineries and petrochemical plants are situated in Belgium, England and Italy. Its service station network, under the "Fina" brand name, includes 4,000 outlets in Europe. Its chemical sales focus on high-density polyethylene, polypropylene and polystyrene.


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